Exhibit 99.2

QAR Industries, Inc.
101 SE 25th Ave.
Mineral Wells, TX 76067
940-325-3301

November 14, 2018

Board of Directors

TSR, Inc.

400 Oser Avenue

Suite 150

Hauppauge, NY 11788

United States

Dear Sirs:

QAR Industries, Inc. and its affiliates (collectively “Investors” “we,” “us” or “our”) owner of over 7% of TSR, Inc. (the “Company”), are writing to express our interest in acquiring all of the outstanding common stock of the Company not already owned by us for $6.25 per share in cash, on the terms and subject to the conditions set forth in the attached non-binding term sheet. This proposal represents a premium of $1.44 or almost 30% over the Tuesday, November 13, 2018 Nasdaq Market closing price of the Company’s stock of $4.81 per share. Please note that this offer is being proposed directly to the Board of Directors and should not be construed in any fashion as constituting a tender offer or in any way an effort to purchase shares of the Company without prior Board approval. Further, the Investors does not include any other shareholders (other than myself individually) of the Company nor has there been any communication or plan with any other shareholders of the Company regarding this offer.

We believe that this price is fair and in the best interest of all shareholders of the Company for the following reasons:

1.	The offer of $6.25 per share represents a significant premium to the Friday closing market price;
2.	Recently, on July 20, 2018, the former Chairman of the Board and Chief Executive Officer of the Company sold shares representing 41.8% of the Company at a price of $6.25 per share;
3.	The Company seems to be demonstrating a trend of flat to decreased revenues and flat to decreased profitability: in our opinion any internal or external valuation that is based on significant revenue or earnings growth is facially implausible and continuation of the current revenue and profitability arguably do not support a valuation even as high as $6.25;
4.	Not to be inflammatory but we strongly disagree with the Board of Director’s recent actions and fully believe a cash offer is a better choice for the Company’s shareholders than for them to see their rights as shareholders be eroded.

We would expect the courtesy of prompt response to our offer. Given the fact that the Company established a “Special Committee” on July 9, 2018 (four months ago) to explore strategic options, the receipt of an offer for the Company should not come as a surprise and we would expect that the Special Committee and the Company are well positioned to make a quick but fully informed decision. To clear up any confusion in QAR’ s position:

1.	Subject to prior Board approval, we are offering $6.25 per share to buy the remaining shares of TSRI;
2.	If the Special Committee and/or the Company is aware of any current superior offer that exceeds $6.25 per share in cash, we highly recommend that the Company take such offer and will commit at this time to voting in favor of such an offer that will close in a timely manner;
3.	We are strongly of the opinion that in no plain-English or legal sense is the Company’s current plan, or more accurately lack of plan, as articulated to shareholders a better offer for shareholders.

We believe that there is real value in the Company and would like to see what its quality employees can do with solid support. We also believe that as a private company, TSRI can better focus on its customers and core business without the myriad of distractions and expenses associated with operating as a public company. We may not agree on all things but I trust that we share a common desire to see TSRI grow and prosper.

This letter does not constitute a legally binding obligation and, of course, neither we nor the Company shall be subject to any binding obligation with respect to any transaction unless and until a definitive agreement satisfactory to all parties is executed and delivered. While we appreciate and respect the Board’s need to conduct an appropriate process in evaluating our proposal, your prompt consideration to this proposal is requested.

According, please advise us by Friday, November 16, 2018 as to the status of your deliberations.

Very truly yours,

/s/ Robert Fitzgerald
Robert Fitzgerald
President, QAR Industries, Inc.

Term Sheet dated November 14, 2018

CONFIDENTIAL

Term Sheet for the Acquisition

Of

TSR, Inc.

The purpose of this document is to set forth the indicative terms pursuant to which, subject to certain conditions set forth herein, the Investors (as defined below) would acquire for cash all of the outstanding shares of the common stock of TSR, Inc. (the “Company”) not already owned by the Investors (the “Transaction“). The terms and conditions set forth herein are non-binding and are subject to change and this document does not constitute an offer, however, the Binding Terms section of the document are binding. The execution of binding definitive agreements for the contemplated transaction are subject to completion of due diligence to the Investors’ satisfaction and the preparation of definitive documentation to effect this transaction that is mutually satisfactory to each party. This document is being presented directly to the Board of Directors of the Company for their consideration and in no manner should be construed as a tender offer or any other offer or attempt to acquire shares in the Company without receiving prior approval from the Board of Directors the Company.

Company:	TSR, Inc. (NASDAQ: TSRI)

Investors:	QAR Industries, Inc. affiliated persons and entities (collectively, the “Investors”).

Purchase Price:	The consideration for the Transaction will be $6.25 per share in cash for all validly issued and outstanding shares of the common stock, $0.01 par value per share (“Common Shares”) of the Company, except for those shares already owned by the Investors and except for any shares with respect to which the holders have perfected appraisal rights under Section 262 of the Delaware General Corporation Law. The per share consideration will be net to the seller in cash, without interest and subject to any required withholding of taxes. Each exercisable option to acquire Common Shares will be canceled in exchange for a cash payment equal to the amount, if any, by which the purchase price exceeds the exercise price for such option.

Structure:	Pursuant to an Agreement and Plan of Merger (“Merger Agreement”) to be negotiated by the parties, the Transaction will be structured as a merger of the Company with a to-be-formed entity wholly owned by the Investors (“Acquisition Entity”).

A special meeting of the Company’s stockholders (the “Special Meeting”) to approve the Merger Agreement will be called as soon as practicable following the execution of the Merger Agreement. The parties shall undertake the drafting of the Company’s proxy statement for the Special Meeting, which shall be filed by the Company with the Securities and Exchange Commission no later than ten (10) days from the execution of the Merger Agreement. It is contemplated that the closing will take place in the first calendar quarter of 2019.

Conditions:	Conditions to closing of the Transaction will include the following: (i) approval by the Company’s stockholders of the Merger Agreement, (ii) receipt of any and all required regulatory approvals and third party consents, (iii) no material adverse changes in the Company’s business, assets, results of operations, properties, condition (financial or otherwise) or prospects, (iv) no order, ruling, suit or investigation prohibiting or seeking to prohibit the Transactions, (v) the accuracy of the Company’s representations and warranties, (vi) the performance of the Company’s covenants and other obligations under the Merger Agreement in all material respects, and (vii) the Merger Agreement not having been terminated.

Governing Law:	The Merger Agreement and other definitive documentation will be governed by Delaware law.

Due Diligence:	Prior to signing the Merger Agreement and other definitive documentation, the Investors will undertake and complete to their satisfaction all applicable due diligence.

No Financing Contingency:	Consummation of the Transaction will not be subject to any financing conditions.

Customary Reps and Warranties:	The Merger Agreement will contain representations and warranties made by the Company customary for a transaction of this nature.

Interim Covenants:	The Merger Agreement will contain covenants and other obligations of the Company customary for a transaction of this nature.

Termination:	Negotiations pertaining to this proposal may be terminated by the Investors or the Company at any time without cost or liability.

The Merger Agreement will contain a customary non-solicitation covenant pertaining to the Company, with a right to consider an unsolicited superior proposal and allowing its board of directors to change its recommendation of the Transaction subject to the Company and its board of directors adhering to specified customary procedures including a limited “fiduciary out” for the Company’s board of directors to accept an unsolicited superior proposal upon payment of a termination fee to Acquisition Entity equal to 4% of the transaction value plus reimbursement of the Investors’ transaction expenses.

Binding Terms:

Exclusivity:	The Company will not solicit or accept competing term sheets until 90 days following the date hereof.

Expense Reimbursement:	Each party shall pay its own expenses incurred in relation to the Transaction (including all legal expenses) regardless of whether the Transaction is consummated or not.

Counterparts:	This Term Sheet may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

This term sheet will be considered void if it is not executed by the Company prior to the close of business on November 19, 2018. By executing this term sheet, the Company represents and warrants that it has obtained the necessary Board of Directors’ and/or other approvals to cause this term sheet to be duly authorized, executed and delivered.

Agreed and accepted this ___	Agreed and accepted this 14th
day of November, 2018 by	by day of November, 2018 by

TRS, INC.	QAR, LLC

By:	By:	/s/ Robert Fitzgerald
Name:		Robert Fitzgerald
Title: Chairman		President

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